Exhibit 99.5

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Medicenna Therapeutics Corp. (the “Company”)

2 Bloor Street West, 7th Floor

Toronto, Ontario M4W 3E2

2.	Date of Material Changes

April 15, 2020

3.	News Releases

A news release with respect to the material change referred to in this report was issued through the facilities of Canada Newswire on April 15, 2020, and subsequently filed on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. A copy of the news release is attached hereto as Schedule A.

4.	Summary of Material Change

On April 15, 2020, the Company announced that the agents fully exercised their over-allotment option to purchase an additional 1,693,548 common shares of the Company (the “Offered Shares”) at a price of $3.10 per Offered Share, in connection with the previously announced public offering of common shares of the Company which was completed on March 17, 2020 (the “Offering”). The Offering included participation by BVF Partners LP, Sphera Funds, Tangible Investment Management, Special Situations Life Sciences Fund, Soleus Capital and other institutional investors.

As a result of the exercise of this over-allotment option, the Company received additional gross proceeds of $5,249,999 and will have raised total gross proceeds of $40,250,000 under the Offering. The Offering was led by Bloom Burton Securities Inc., including Mackie Research Capital Corporation and Haywood Securities Inc. pursuant to an agency agreement dated as of March 12, 2020.

The net proceeds of the Offering will be used to fund pre-clinical development of the Company’s lead IL-2 agonist drug candidate MDNA19, manufacturing and clinical development of MDNA19 as well as for general corporate purposes and working capital.

5.	Full Description of Material Change

5.1            Full Description of Material Change

For a full description of the material change, please refer to the news release attached hereto as Schedule A.

5.2            Disclosure for Restructuring Transactions

Not applicable.

6.	Reliance on Section 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable

8.	Executive Officer

For additional information with respect to the material change referred to herein, the following person may be contacted:

Elizabeth Williams

Chief Financial Officer
(416) 648-5555

ewilliams@medicenna.com

9.	Date of report

April 20, 2020

Schedule A

[See attached.]

MEDICENNA ANNOUNCES FULL EXERCISE OF OVER-ALLOTMENT OPTION AS

PART OF $40.25 MILLION PUBLIC OFFERING

Funds to be Dedicated for Advancing IL-2 Superkine Programs

NOT FOR DISSEMINATION OR DISTRIBUTION IN THE UNITED STATES

OR THROUGH U.S. NEWSWIRE SERVICES.

TORONTO, ON and HOUSTON, TX, April 15, 2020 – Medicenna Therapeutics Corp. ("Medicenna" or the "Company") (TSX: MDNA), a clinical stage immuno-oncology company, is pleased to announce that the agents have fully exercised their over-allotment option to purchase an additional 1,693,548 common shares of the Company (the “Offered Shares”) at a price of $3.10 per Offered Share, in connection with the previously announced public offering of common shares of Medicenna which was completed on March 17, 2020 (the “Offering”). The Offering included participation by BVF Partners LP, Sphera Funds, Tangible Investment Management, Special Situations Life Sciences Fund, Soleus Capital and other institutional investors.

As a result of the exercise of this over-allotment option, Medicenna received additional gross proceeds of $5,249,999 and will have raised total gross proceeds of $40,250,000 under the Offering. The Offering was led by Bloom Burton Securities Inc., including Mackie Research Capital Corporation and Haywood Securities Inc. pursuant to an agency agreement dated as of March 12, 2020 (the “Agency Agreement”).

The net proceeds of the Offering will be used to fund pre-clinical development of the Company’s lead IL-2 agonist drug candidate MDNA19, manufacturing and clinical development of MDNA19 as well as for general corporate purposes and working capital.

The Offered Shares were qualified for sale by way of a (final) short form prospectus (the “Prospectus”) dated March 12, 2020 filed by the Company and receipted by the regulatory authorities in the provinces of British Columbia, Alberta and Ontario. Copies of the Prospectus and the Agency Agreement are available under the Company’s profile at www.sedar.com.

The Offered Shares have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an exemption from such registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Offered Shares, in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such province, state or jurisdiction.

About Medicenna Therapeutics Corp.

Medicenna is a clinical stage immunotherapy company focused on oncology and the development and commercialization of novel, highly selective versions of IL-2, IL-4 and IL-13 Superkines and first in class Empowered Cytokines™ (ECs) for the treatment of a broad range of cancers. Supported by a US$14.1M non-dilutive grant from CPRIT (Cancer Prevention and Research Institute of Texas), Medicenna's lead IL4-EC, MDNA55, has completed a Phase 2b clinical trial for rGBM, the most common and uniformly fatal form of brain cancer, at top-ranked brain cancer centres in the US. MDNA55 has been studied in five clinical trials involving 132 patients, including 112 adults with rGBM. MDNA55 has demonstrated compelling efficacy and has obtained Fast-Track and Orphan Drug status from the FDA and FDA/EMA respectively. For more information, please visit www.medicenna.com.

This news release contains forward-looking statements relating to the future operations of the Company and other statements that are not historical facts. Forward-looking statements are often identified by terms such as "will", "may", "should", "anticipate", "expects", "believes" and similar expressions. All statements other than statements of historical fact, included in this release, including, without limitation, statements related to the expected use of proceeds of the Offering and the future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the risks detailed in the annual information form of the Company dated June 24, 2019 and in other filings made by the Company with the applicable securities regulators from time to time.

The reader is cautioned that assumptions used in the preparation of any forward-looking information may prove to be incorrect and that study results could change over time as the study is continuing to follow up all patients and new data are continually being received which could materially change study results. Events or circumstances may cause actual results to differ materially from those predicted, as a result of numerous known and unknown risks, uncertainties, and other factors, many of which are beyond the control of the Company. The reader is cautioned not to place undue reliance on any forward-looking information. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company will update or revise publicly any of the included forward-looking statements only as expressly required by Canadian securities law.

Medicenna:

Fahar Merchant, President and Chief Executive Officer, 604-671-6673, fmerchant@medicenna.com; Elizabeth Williams, Chief Financial Officer, 416-648-5555, ewilliams@medicenna.com.